Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to Registration Statement (No. 333-250762) on Form F-1 of MEDIROM Healthcare Technologies Inc. of our report dated September 10, 2020 with respect to our audits of the consolidated financial statements of MEDIROM Healthcare Technologies Inc. as of, and for the years ended, December 31, 2019 and 2018, which includes an emphasis of matter paragraph as to significant uncertainty related to the future outcome from the outbreak associated with the COVID-19 pandemic, appearing in the Prospectus, which is part of the Amendment No. 3 to Registration Statement on Form F-1. We also consent to the reference to our firm under the heading “Experts” in such prospectus.

Our report refers to the adoption of new method of accounting for leases as of January 1, 2018.

/s/ Baker Tilly US, LLP (formerly Squar Milner LLP)

Irvine, California

December 17, 2020